Exhibit 10.31

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “License Agreement”), dated as of November    , 2020, by and between Embark Corp. (“Licensor”) and Better Holdco, Inc. (“Licensee”). Licensor and Licensee collectively referred to herein as the “Parties,” or individually, a “Party,”

A.    Joseph P. Day Realty Corp., as agent for 32 East 57th Street LLC (“Landlord”) and Licensor are parties to that certain Lease dated as of March 27, 2014 between (the “Lease”), respecting those certain premises located on the [***] floor at 32 East 57th Street, New York, New York 10022 (the “Building”), as more particularly described in the Lease (the “Premises”). A copy of the Lease is attached to this License Agreement as Exhibit A.

B.    Licensor desires to license to Licensee, and Licensee desires to occupy certain designated space within the Premises (the “Licensed Area”) on the terms and conditions set forth in this License Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this License Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

ITEM 1:	LICENSE

1.1    Licensor hereby grants to Licensee, and Licensee hereby accepts, a license (the “License”) to use and occupy a portion of the Licensed Area subject to the terms and conditions set forth in this License Agreement. The Parties do not intend to create a lease or any other interest in real property for Licensee through this License Agreement, and the Parties only intend to create a revocable license. Licensee and its employees, agents, and invitees are, except as otherwise specifically provided in this License Agreement, authorized to use the common areas in the Building for their intended purposes.

ITEM 2:	LICENSE FEE, UTILITIES AND REAL ESTATE TAXES

2.1    Licensee shall pay Licensor a license fee at an annual rate of [***], per annum (the “License Fee”). License Fee includes, but shall not be limited to, office management, the use of the assigned office and any furniture located therein and all utilities (including, but not limited to electric and heating). All of the foregoing are hereinafter referred to as the “Services.”

2.2    Licensee agrees further, at Licensee’s sole cost and expense, to (i) contract for the furnishing of electricity directly from the utility company pursuant to Section 68 of the Lease (Electricity), and (ii) to reasonably maintain the package air conditioning unit currently serving the Premises, which Licensor agrees to deliver to Licensee in good working order on the date of delivery of possession of the Premises to Licensee under this License. Licensee shall be permitted to make payment of any amounts owed with respect to the Premises under this License directly to the utility company and/or the Landlord, as applicable. The License Fee includes the use of all items of furniture (“Included Furniture”) located in the Premises as of the Commencement Date.

2.3    In addition to the License Fee and electricity charges specified above, during the Term of this License, Licensee agrees to pay, in addition to the License Fee, all sums which Licensor is required to pay to Landlord under Section 39 of the Lease (Real Estate Tax Escalation) with respect to the Premises by reason of all increases in Taxes over the Base Tax, which term shall be redefined for purposes of this License to mean the taxes payable for the 2020/2021 fiscal tax year of the City of New York. The definition of “Tenant’s Share” shall have the same meaning as in the Lease as it pertains to the Premises.

ITEM 3:	TERM

3.1    The term of this License (the “Term”) shall be from the period beginning November 3, 2020 and ending on January 31, 2022, and shall end promptly at 5:00 P.M. on the last day of the Term (the “End Date”) without any notice required by Licensor to Licensee.

3.2    At 5:00 P.M. on the End Date, Licensor shall deliver the Licensed Area to Licensor vacant and broom clean in the same condition, including furniture, telephone, carpeting, and other items provided to Licensee, as it was on the day the Term commenced and shall cease using all Services, return all keys, and pay to Licensor any unpaid License Fees (or parts thereof).

3.3    The License provided for herein is revocable at will by Licensor for any reason, in its absolute discretion. In the event Licensor wishes to revoke the License prior to the end of the Term, it shall deliver to Licensee a notice, in the manner provided in Item 9.4 below providing no less than sixty (60) days notice to Licensee that the License is being revoked. Provided, however, that in the event of a Default, as defined below, Licensor shall have the right to revoke the License on one (1) day notice.

ITEM 4:	DEFAULT

4.1    [Reserved]

4.2    The following shall constitute a default (“Default”) hereunder: (a) failure to pay the License Fee when due, (b) failure to follow the Rules and Regulations set forth in Item 10 below, (c) breach of any other provision of this License Agreement or (d) objection by Licensor’s landlord to Licensee’s use of the Premises.

4.3    In the case of a Default, the Licensor shall have the right to revoke the License as provided in Item 4.3 above, in which case the License shall terminate immediately, and Licensee shall not remain liable for any unpaid License Fees, but shall surrender all of its rights and privileges under this License Agreement.

4.4    In the case of a Default, Licensor shall immediately upon revocation, have the right to use self—help, if required, to regain possession of the Licensed Area.

ITEM 5:	[Reserved].

ITEM 6:	[Reserved].

ITEM 7:	[Reserved].

ITEM 8:	RULES AND REGULATIONS

8.1    Without limiting any other provision of this License Agreement, Licensee shall be in Default if the Licensee violates any of the following rules and regulations:

A.    Licensee (for purposes of this ITEM 8, “Licensee” includes Licensee, its principals, employees, and agents, and anyone acting under or at the direction of any of them) shall not avoid or circumvent or attempt to avoid or circumvent any security locked doors or any other security features of the Premises.

B.    Licensee shall not enter into another licensee’s office, or restricted areas, the written permission of Licensor.

C.    Licensee shall not intentionally damage the property, equipment or furniture of the Licensor or another licensee.

D.    Licensee shall not misrepresent to the Licensor its business intent or practice.

E.    Licensee shall not, in the Licensed Area or the Premises, conduct or permit any illegal or illicit activity.

F.    Licensee shall at all times observe the rules and regulations of the Licensor and master landlord of Licensor.

G.    Except as expressly set forth herein, all of the terms, covenants and conditions of the Lease which relate to the Licensed Area, the use thereof, the conduct of Sublandlord’s activities or operations therein or in the common areas of the Building are incorporated herein by reference and made a part hereof as if set forth in length and shall be applicable to this License Agreement with the same force and effect as if Licensor were the landlord under the Lease and Licensee were the tenant thereunder, except that, for the purpose of this License Agreement, (i) all references in the Lease to “Landlord” or “Owner” shall be deemed to mean Licensor, (ii) all references to “Tenant” shall be deemed to mean Licensee, (iii) all references to “Lease” shall mean this License Agreement, (iv) all references to “Premises” shall mean the premises defined herein, (v) the Term is as set forth herein and references to the “Term” in the Lease shall be considered references to the Term, and (vi) the provisions which are expressly excluded as provided in Section 8(b) below shall not be a part of this License Agreement. Notwithstanding the foregoing incorporation of the terms and conditions of the Lease, Licensor shall not be responsible for the performance of any obligations to be performed by Landlord under the Lease, and Licensee agrees to look solely to Landlord for the performance of such obligations. Licensor shall not be liable to Licensee for any failure by Landlord to perform its obligations under the Lease, nor shall such failure by Landlord excuse performance by Licensee of its obligations hereunder, provided, however, that in the event of any such default or failure of performance by Landlord, provided no default on the part of Licensee shall be continuing, Licensor agrees, upon notice from Licensee, to make demand upon Landlord to perform its obligations under the Lease, except that Licensor shall not be required to commence any legal proceedings or arbitration or terminate the Lease.

H.    Licensee shall not physically alter the Licensed Area and/or Premises without the written consent of Licensor.

I.     [Reserved].

J.    Licensee shall conduct business in a non—Intrusive professional manner that does not disturb surrounding licensees in any way.

K.    Licensee shall remove from the Premises any cardboard boxes or other materials which are delivered to Licensee. All cardboard boxes and other delivery materials must be flattened and neatly stacked in for disposal at the back of the floor on which the Premises are located near the freight elevator. All such packages must be unpacked and broken down in the Licensed Area.

L.    Licensee shall not, without written consent of Licensor in each instance, permit any pets or other animals to enter the Premises except guide or service dogs permitted by law that are needed by an employee or guest of Licensee.

ITEM 9:	MISCELLANEOUS

9.1    Governing Law; Jurisdiction. The construction, interpretation and performance of this License Agreement shall be governed by the laws of the State of [***]. Any and all disputes which may arise between the Parties as a result of or in connection with this License Agreement, its interpretation, performance or breach shall be brought and enforced in the courts of the State of [***].

9.2    Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties; provided, however, that Licensee may not assign its rights hereunder without the prior written consent of Licensor.

9.3    Entire Agreement; Amendment. This License Agreement, and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the Parties with regard to the subject matters hereof and thereof and supersede all prior agreements and understandings relating thereto. Neither this License Agreement nor any term hereof may be amended, waived, discharged or terminated except by an instrument in writing signed by all the Parties.

9.4    Notices. All notices and other communications required or permitted to be given or sent hereunder shall be in writing and shall be deemed to have been sufficiently given or delivered for all purposes if transmitted by facsimile, delivered by hand, or sent by email, to the Parties’ respective addresses set forth in the signature page hereto.

9.5    Delays or Omissions. No delay or omission to exercise any right, power or remedy upon any breach or default under this License Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default.

9.6    Waiver of Default. No waiver with respect to any breach or default in the performance of any obligation under the terms of this License Agreement shall be deemed to be a waiver with respect to any subsequent breach or default, whether of similar or different nature. Any waiver, permit, consent or approval of any kind or character shall be effective only if made in writing and only to the extent specifically set forth in such writing. All remedies, either under this License Agreement or by virtue of law or otherwise afforded to any holder, shall be cumulative and not alternative.

9.7    Rights; Severability. If any provision of this License Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this License Agreement and the remainder of this License Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this License Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such an arbitrator or court of competent jurisdiction.

9.8    Titles and Subtitles. The titles of the sections and subsections of this License Agreement are for convenience of reference only and are not to be considered in construing this License Agreement.

9.9    Counterparts. This License Agreement may be executed in as many counterparts as may be required, and it shall not be necessary that the signature of each Party, or on behalf of each Party, appear on each counterpart. It shall be sufficient that the signature of, or on behalf of each Party, appear on at least one counterpart. All counterparts shall collectively constitute a single agreement. PDF, TIFF or other commonly accepted digital images of signatures shall be accepted and treated as originals.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this License Agreement as of the date first above written.

LICENSOR:

EMBARK CORP.

By:	/s/ Sarita James
Name:	Sarita James
Title:	Chief Executive Officer

175 Greenwich Street, 59th Floor

New York, New York 10007

[***]

LICENSEE:

BETTER HOLDCO, INC.

By:	/s/ Paula Tuffin
Name:	Paula Tuffin
Title:	General Counsel

175 Greenwich Street, 59th Floor

New York, New York 10007

[***]

EXHIBIT A

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